Exhibit 99.1

XCF Global, Southern Energy Renewables and DevvStream Sign Definitive Business Combination Agreement with Respect to Previously Announced Proposed Three-Party Merger to Create Next-Generation Energy Platform

●	Creation of a next-generation energy transition platform: The proposed transaction brings together SAF, green methanol, renewable products, environmental attribute monetization, and advanced energy infrastructure into a single, globally scalable platform.

●	Integrated fuels, infrastructure, and environmental markets: The combined company is expected to link low-carbon fuel production with carbon credits and related instruments, long-term offtake commercialization, and infrastructure development.

●	Supports customer decarbonization strategies: By combining scalable low-carbon fuels with environmental attribute monetization, the platform helps airlines and corporate customers address regulatory and sustainability requirements with greater flexibility.

HOUSTON, Texas, and CALGARY, Alberta — April 14, 2026 — XCF Global, Inc. (Nasdaq: SAFX) (“XCF”), a key player in decarbonizing the aviation industry through sustainable aviation fuel (“SAF”), and DevvStream Corp. (NASDAQ: DEVS) (“DevvStream”), a leading carbon management and environmental-asset monetization firm, today announced the execution of a definitive Business Combination Agreement with Southern Energy Renewables Inc. (“Southern”), an important next milestone in the three parties’ previously announced initiative to establish a combined energy transition platform designed to develop and scale sustainable aviation fuel (“SAF”), green methanol, renewable products, and next-generation low-carbon energy infrastructure, while embedding environmental attribute monetization across the value chain. This platform will be able to compete with China and the world on providing fuels and other products without subsidies. The transaction remains subject to customary closing conditions as well as the other terms, closing conditions and termination events (including failure to timely receive the applicable fairness opinions) set forth in the Business Combination Agreement.

The combined company is being formed with the objective of building a multi-asset, globally scalable alternative energy platform. The platform is expected to integrate low-carbon fuels, including SAF, methanol, renewable products, and methanol-to-jet fuel pathways; environmental attribute monetization, including carbon credits and related instruments; advanced energy systems, including small modular nuclear reactors (“SMRs”) to power fuel production and AI data centers; and infrastructure development together with long-term offtake commercialization.

The parties believe the platform has the potential to achieve substantial scale and has significant long-term growth potential across fuel production, infrastructure and environmental markets.

Transaction Structure

The transaction will be executed through a series of mergers and restructuring steps. DevvStream will domesticate from Alberta to Delaware prior to closing. XCF will acquire 100% of DevvStream and Southern through merger subsidiaries, and DevvStream and Southern will each survive as wholly owned subsidiaries of XCF. Existing shareholders of DevvStream and Southern will receive shares of XCF common stock.

Following closing, ownership of the combined company is expected to be approximately 66.7% for existing XCF shareholders, 23.3% for Southern shareholders, and 10.0% for DevvStream shareholders.

Capital Formation and Infrastructure Investment

As part of the transaction, XCF has been investing ~$10 million into the buildout and conversion of its New Rise Reno facility to support SAF production and blending capacity. The platform is designed to support large-scale fuel production and commercialization, including long-term offtake agreements. Southern is also expected to pursue up to $400 million in bond financing to support infrastructure expansion.

The combined company is also targeting (and the transaction is conditioned upon the achievement of) key operational milestones, including annualized fuel-related revenues exceeding $1 billion, minimum annualized EBITDA of $100 million.

Strategic Rationale

The combination brings together complementary capabilities across the energy and sustainability value chain. DevvStream contributes environmental asset development, carbon credit generation and monetization capabilities. Southern contributes product diversification, technology development, and clean end products that compete with traditional end products. XCF contributes platform-level capital markets access and an alternative energy investment strategy. For customers, this integrated platform is designed to expand access to lower-carbon, non-fossil-based fuel solutions while providing greater flexibility in how emissions reductions are achieved and verified, helping airlines and corporate customers meet regulatory, compliance, and decarbonization objectives across diverse markets and feedstock pathways.

Together, the parties believe the combined company will be positioned to accelerate deployment of renewable and distributed energy infrastructure, scale the generation and monetization of environmental assets, and deliver integrated, financeable sustainability solutions to global markets.

Leadership Commentary

Chris Cooper, Chief Executive Officer of XCF Global, added, “Our goal is to build one of the most comprehensive alternative energy platforms in the market,—combining production, power, and monetization. This transaction accelerates that vision. For airlines and corporate customers, this means greater access to scalable SAF solutions, paired with high-integrity environmental attributes that support compliance, reporting, and long-term decarbonization goals across diverse markets.”

Sunny Trinh, Chief Executive Officer of DevvStream, commented, “This transaction establishes a platform with the scale, integration, and ambition to compete globally in the energy transition. We are aligning infrastructure, fuels, and environmental markets into a single, scalable business model.”

Jay Patel, Chief Executive Officer of Southern Energy Renewables, commented, “Southern’s ability to bring the next generation of technology and projects to help provide clean products without the need of government subsidies is a true gamer changer. Together we plan to bring energy independence and support the domestic supply chain with a diversified product portfolio. The great thing about this platform is that we will be able to compete with China and the rest of the world; too long has China been able to set the benchmark products used worldwide.”

Approvals and Closing Conditions

The transaction is subject to shareholder approvals, SEC registration statement effectiveness on Form S-4, stock exchange approvals including Nasdaq listing, completion of financing, plant conversion and commercial milestones and fairness opinions.

About XCF Global, Inc.

XCF Global, Inc. (“XCF”) (Nasdaq: SAFX) is an emerging sustainable aviation fuel company dedicated to accelerating the aviation industry’s transition to net-zero emissions. Our flagship facility, New Rise Reno, has a permitted nameplate production capacity of 38 million gallons per year, positioning XCF as an early mover among large-scale SAF producers in North America.

XCF is working to advance a pipeline of potential expansion opportunities in Nevada, North Carolina, and Florida, and to build partnerships across the energy and transportation sectors to scale SAF globally. XCF is listed on the Nasdaq Capital Market and trades under the ticker, SAFX. To learn more go to XCF.Global.

About DevvStream

DevvStream (Nasdaq: DEVS) is a carbon management company focused on the development, investment, and sale of environmental assets worldwide, including carbon credits and renewable energy certificates.

About Southern Energy Renewables

Southern Energy Renewables Inc. is a U.S.-based clean fuels, chemicals and products developer focused on advancing large-scale biomass-to-fuels projects. These projects are designed to produce carbon-negative SAF and green methanol, supported by integrated carbon capture and sequestration.

Additional Information and Where to Find It

In connection with the proposed business combination transaction among XCF, DevvStream and Southern, XCF will prepare and file relevant materials with the Securities and Exchange Commission (the “SEC”), including a registration statement on Form S-4 that will contain preliminary proxy statements of DevvStream and XCF that also constitutes a prospectus of XCF (the “Proxy Statements/Prospectus”). A definitive proxy statement is expected to be mailed to stockholders of DevvStream and XCF as of a record date to be established for voting on the proposed business combination transaction and other matters as described in the Proxy Statements/Prospectus. DevvStream, XCF and Southern may also file other documents with the SEC and Canadian securities regulatory authorities regarding the proposed transaction. This communication is not a substitute for any proxy statement, registration statement or prospectus, or any other document that DevvStream and Southern (as applicable) may file with the SEC or Canadian securities regulatory authorities in connection with the proposed transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS OF DEVVSTREAM ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PROXY STATEMENTS/PROSPECTUS WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED BY DEVVSTREAM OR SOUTHERN WITH THE SEC OR CANADIAN SECURITIES REGULATORY AUTHORITIES, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, IN CONNECTION WITH THE PROPOSED TRANSACTION, WHEN THEY BECOME AVAILABLE BECAUSE THESE DOCUMENTS CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. DevvStream’s investors and security holders will be able to obtain free copies of the Proxy Statement/Prospectus (when they become available), as well as other filings containing important information about DevvStream, Southern, and other parties to the proposed transaction, without charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by (i) XCF will be available free of charge under the tab “Financials” on the “Investors” page of the XCF’s website at https://xcf.global/investor-relations/financials/sec-filings/ or by contacting the XCF’s Investor Relations Department at media@xcf.global and (ii) DevvStream will be available free of charge under the tab “Financials” on the “Investor Relations” page of DevvStream’s website at www.devvstream.com/investors/ or by contacting DevvStream’s Investor Relations Department at ir@devvstream.com .

Participants in the Solicitation

DevvStream, Southern, XCF, EEME and their respective directors and certain of their respective executive officers and employees may be deemed to be participants in the solicitation of proxies from DevvStream’s and XCF’s stockholders in connection with the proposed transaction. Information regarding directors and executive officers of (i) XCF is contained in a Current Report on Form 8-K/A, filed with the SEC on October 31, 2025, its Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 31, 2026, and in other documents subsequently filed with the SEC and (ii) DevvStream is contained in DevvStream’s proxy statement for its 2025 annual meeting of stockholders, filed with the SEC on November 18, 2025 and in other documents subsequently filed with the SEC. Additional information regarding the participants in the proxy solicitations and a description of their direct or indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement/Prospectus and other relevant materials filed with the SEC (when they become available). These documents can be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This press release is for informational purposes only and is not intended to and does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties, including statements regarding the proposed transactions contemplated by the business combination agreement, the anticipated structure, timing and conditions of the proposed transaction, the anticipated completion of the plant conversion, the achievement of specified financial and operational milestones (including annualized blended fuel product revenues in excess of $1.0 billion and minimum annualized EBITDA of $100 million), the anticipated issuance of state-supported bonds by Southern, the valuation the parties are aiming to achieve. All statements, other than statements of historical facts, are forward-looking statements, including: statements regarding the expected timing, structure and terms of the proposed transaction; the ability of the parties to complete the proposed transaction considering the various closing conditions; the expected benefits of the proposed transaction; legal, economic, and regulatory conditions; and any assumptions underlying any of the foregoing. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “aim,” “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “plan,” “could,” “would,” “project,” “predict,” “continue,” “target,” “objective,” “goal,” “designed,” or the negatives of these words or other similar terms or expressions that concern XCF’s, DevvStream’s, or Southern’s expectations, strategy, priorities, plans, or intentions. Forward-looking statements are based upon current plans, estimates, expectations, and assumptions that are subject to risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those expressed or implied by such forward-looking statements.

We can give no assurance that such plans, estimates, or expectations will be achieved, and therefore, actual results may differ materially from any plans, estimates, or expectations in such forward-looking statements.

Forward-looking statements are based on current expectations, estimates, assumptions and projections and involve known and unknown risks and uncertainties that may cause actual results, developments or outcomes to differ materially from those expressed or implied by such statements. Important factors that could cause actual results, developments or outcomes to differ materially include, among others: (1) changes in domestic and foreign business, market, financial, political, regulatory and legal conditions; (2) the risk that the plant conversion is delayed, not completed on the anticipated timeline, or requires additional capital beyond current expectations; (3) the risk that XCF is unable to achieve the specified annualized revenue and EBITDA thresholds, which depend in significant part on XCF’s business performance, operating results, market demand, execution capabilities, and other factors; (4) the risk that Southern does not receive authorization to issue up to $400 million of bonds, that such bonds are delayed, issued on less favorable terms, or not issued at all; (5) the risk that XCF is unable to obtain or maintain compliance with applicable Nasdaq continued listing standards, including regaining compliance with $1.00 minimum bid price requirement, which could result in delisting if compliance is not regained within applicable cure periods; (6) the inability to satisfy or waive the closing conditions contemplated by the business combination agreement; (7) the occurrence of events, changes or other circumstances that could give rise to the termination of the business combination agreement, or that could result in disputes or litigation relating to the interpretation, enforceability or performance of the business combination agreement; (8) the outcome of any legal proceedings that may be instituted against XCF, DEVS, Southern, EEME or their respective affiliates, which could be costly, time-consuming, divert management attention and adversely affect liquidity or financial condition; (9) uncertainty with respect to the scope, timing or completion of due diligence by any party and each party’s satisfaction therewith; (10) uncertainty regarding valuations, capital structure, financing arrangements, equity ownership, or the allocation of economic interests contemplated by the business combination agreement, including the risk that, in the event the proposed transaction closes, the parties may never achieve their aim of creating a $3.0 billion combined enterprise (as of the date hereof this statement only represents an objective that the parties intend to achieve on a future date and such objective has not in the past and may never in the future be achieved); (11) changes to the structure, timing or terms of any proposed transaction that may be required or deemed appropriate as a result of applicable laws, regulations, accounting considerations, stock exchange requirements or regulatory guidance; (12) the risk that required regulatory, governmental, stock exchange or shareholder approvals are not obtained, are delayed or are subject to conditions that could adversely affect the parties or the expected benefits of any contemplated transaction; (13) the risk that the announcement of the business combination agreement or the pursuit of the contemplated transactions disrupts current plans, operations or relationships of XCF, DEVS or Southern; (14) the risk that anticipated benefits of any contemplated transaction are not realized due to competition, execution challenges, market conditions, or the inability to grow and manage operations profitably; (15) costs, expenses and management distraction associated with the potential litigation and any contemplated transactions; (16) changes in applicable laws, regulations or enforcement priorities, including extensive regulation and compliance obligations applicable to the parties’ businesses; and (17) other economic, business, competitive, operational or financial factors beyond management’s control, including those set forth in (i) XCF’s filings with the SEC, including the final proxy statement/prospectus relating to the Business Combination filed with the SEC on February 6, 2025, this Press Release and other filings XCF made or will make with the SEC in the future and (ii) DevvStream’s Form 10-K for the fiscal year ended July 31, 2025, filed with the SEC on November 6, 2025, and subsequent reports filed with SEC and Canadian securities regulatory authorities available on DevvStream’s profile at www.sedarplus.ca.

Although the business combination agreement is binding on the parties, it does not obligate the parties to consummate the proposed transaction. The consummation of the proposed transaction remains subject to the satisfaction or waiver of applicable closing conditions, and the business combination agreement may be terminated in accordance with its terms. There can be no assurance that the proposed transaction will be consummated on the terms described herein or at all. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not guarantees of future performance or outcomes.

Any forward-looking statements speak only as of the date of this press release. Neither DevvStream, XCF, Southern or EEME undertakes any obligation to update any forward-looking statements, whether as a result of new information or developments, future events, or otherwise, except as required by law. Neither future distribution of this press release nor the continued availability of this press release in archive form on DevvStream’s website at www.devvstream.com/investors/ or XCF’s website at www.xcf.global/investor-relations should be deemed to constitute an update or re-affirmation of these statements as of any future date.

Investor Relations Contact

DevvStream: ir@devvstream.com

XCF: media@xcf.global

Southern: info@southernenergyrenew.com